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                                                                   EXHIBIT 23.4



                       INDEPENDENT AUDITORS' CONSENT

We have issued our report dated February 8, 1996 (except for the "Earnings per share" paragraph of Note 1, as to which the date is June 30, 1997) accompanying the financial statements of LIFE Financial Corporation (formerly Life Savings Bank, Federal Savings Bank) appearing in the Annual Report of the Company on Form 10-K for the year ended December 31, 1997, which are incorporated by reference in the Registration Statement on Form S-4 of FIRSTPLUS Financial Group, Inc and related Prospectus included therein. We consent to the use of the aforementioned report in the Registration Statement on Form S-4 and related Prospectus included therein, and to the use of our name as it appears under the caption "Experts".


                                             /s/ GRANT THORNTON LLP

Irvine, California
August 27, 1998